Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated September 7, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PK39

Principal Amount (in Specified Currency): $165,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Trade Date: September 7, 2007
Original Issue Date: September 12, 2007
Stated Maturity Date: September 15, 2008

Initial Interest Rate: 	Three month LIBOR determined on September 10,
   			2007 minus 0.03%
Interest Payment Period: Quarterly
Interest Payment Dates: December 15, 2007, March 15, 2008,
			June 15, 2008 and September 15, 2008

Net Proceeds to Issuer: $164,983,500
Agents' Discount or Commission: 0.01%
Agents: The Williams Capital Group, L.P.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.03%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: December 15, 2007,
Interest Rate Reset Period: Quarterly
Interest Reset Dates: 	December 15, 2007, March 15, 2008,
			and June 15, 2008
Interest Determination Date: 	the second London Banking Day preceding
   				each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $50,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated July 13, 2006 and an Appointment Agreement Confirmation dated September 7, 2007 (collectively, the "Agreement") between TMCC and The Williams Capital Group, L.P. ("Williams Capital
Group"), Williams Capital Group, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Williams Capital Group may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount. Under the terms and conditions of the Agreement, Williams Capital Group is committed to take and pay for all of the Notes offered hereby if any are taken.




williamsmtn790.doc